EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation

The Washington Trust Company of Westerly	Rhode Island

Weston Securities Corporation	Massachusetts

WT Capital Trust I	Delaware

WT Capital Trust II	Delaware